Exhibit 99.1

Contact: James A. Tracy
VP Finance/CFO 508 650-9971 ext. 315 jtracy@visionsciences.com

Vision Sciences® Announces Results for the Fiscal Year
Ended March 31, 2005

NATICK, Mass., May 27, 2005 — Vision-Sciences, Inc., (Nasdaq: VSCI) today announced results for its fiscal fourth quarter (“Q4 05”) and fiscal year ended March 31, 2005 (“FY 05”).  For Q4 05, revenues decreased by 14% to $2.691 million, compared to $3.142 million for the fiscal quarter ended March 31, 2004 (“Q4 04”).  The net loss for Q4 05 was reduced by $2.106 million to $0.513 million, or $0.02 per share, compared to a net loss of $2.619 million, or $0.08 per share, in Q4 04.  The loss in Q4 04 was impacted significantly by a charge for stock-based option expense that did not recur in Q4 05.  For FY 05, revenues increased by 4% to $10.326 million, compared to $9.927 million on the fiscal year ended March 31, 2004 (“FY 04”).  The Company will report full results for FY 05 in its Form 10-K report to the SEC, expected to be filed by June 29, 2005.

The Company also reported that it plans to bring manufacturing of EndoSheaths back to its Natick, MA plant.  The company expects the Natick, MA plant will be in full production of all Slide-On™ EndoSheath® styles by the fiscal quarter ending September 30, 2005.

Abbreviated results, in $000’s except for per share data, for Q4 05 and FY 05, compared to Q4 04 and FY 04 are as follows:

	Q4 05	Q4 04	Increase (Decrease)
Sales	$2,691	$3,142	$(451)
Gross profit	823	1,320	(497)
Net loss	$(513)	$(2,619)	$2,106
Net loss per share	$(0.02)	$(0.08)	$0.06

	FY 05	FY 04	Increase (Decrease)
Sales	$10,326	$9,927	$399
Gross profit	2,944	3,771	(827)
Net loss	$(2,505)	$(3,748)	$1,243
Net loss per share	$(0.08)	$(0.12)	$0.04

Quarterly Results

Sales of the medical segment were $1.972 million in Q4 05, compared to sales of $2.262 million in Q4 04.  Sales of the industrial segment were $0.719 million in Q4 05, compared to sales of $0.880 million in

Q4 04.  The decrease in sales of the medical segment was due primarily to lower unit volume of the Company’s Slide-On EndoSheaths and endoscopes for the Ear-Nose-Throat (“ENT”) market, offset partially by higher sales of the Company’s Slide-On EndoSheaths and endoscopes to the urology market.  The decrease in sales of products to the domestic ENT market in Q4 05 is due partially to the build-up of inventory at Medtronic Xomed, Inc. during FY 04, the first year of the Company’s contract with them as its exclusive distributor of ENT products to the domestic market.

FY 05 Results

Sales of the medical segment were $7.237 million in FY 05, an 8% increase compared to sales of $6.700 million in FY 04.  Sales of the industrial segment were $3.089 million in FY 05, a 4% decrease compared to sales of $3.227 million in FY 04.  The increase in sales of the medical segment was due primarily to higher sales of the Company’s Slide-On EndoSheaths and endoscopes to the domestic and international urology markets, offset partially by lower unit volume of the Company’s Slide-On EndoSheaths and endoscopes for the ENT market.  In the industrial segment, sales were lower due primarily to lower demand for new borescopes.

Ron Hadani, President and CEO of Vision Sciences, stated, “For Q4 05 and for FY 05, we have been pleased with our initial sales of new products to the domestic and international urology markets, but disappointed in the continued softness in demand for products for the domestic and international ENT markets.  We expect that inventory levels of ENT products that built up during the first year of our contract with Medtronic Xomed, Inc. will continue to decrease, and that subsequent to June 30, 2005, we expect sales of these products to Medtronic Xomed, Inc. will resume to levels higher than we experienced in FY 05.  In addition, we plan to expand our international distribution channels for all our medical segment products in our fiscal year ending March 31, 2006.”

Mr. Hadani continued, “Sales in Q4 05 and for FY 05 did benefit from our new products, as fully 30% and 20% of sales, respectively, were from products that we did not offer in the same periods last year.  We continue to strive to supply physicians with products that improve their practice efficiency, and that provide for patient safety.”

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On™ EndoSheath® System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Information about Vision Sciences’ products is available on the Internet at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

###